Exhibit 10.1

Texas Petrochemicals Inc.

2009 Long-Term Incentive Plan

Performance Share Award Agreement

AWARD AGREEMENT (the “Agreement”), effective as of May 24, 2010 (the “Grant Date”) between TPC Group Inc. (formerly Texas Petrochemicals Inc.) (the “Company”), and                          (the “Grantee”).

1.	Grant of Performance Shares

The Company hereby grants to the Grantee a target award of                      units (the “Performance Shares”), each unit representing the right to receive one share of Common Stock, in accordance with the Texas Petrochemicals Inc. 2009 Long-Term Incentive Plan (the “Plan”).

2.	Relationship to the Plan

This Agreement is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by Compensation Committee of the Company’s Board of Directors (the “Committee”) from time to time. Any terms used in this Agreement and not defined herein have the meanings set forth in the Plan. In the event of an inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control.

3.	Performance Period and Performance Goal

For purposes of determining whether, and to what extent, the Performance Shares are earned, the performance period shall be from January 1, 2010 through December 31, 2012 (the “Performance Period”), and the performance goal (the “Performance Goal”) is set forth in Exhibit A attached hereto.

4.	Non-transferability

The Performance Shares may not be sold, transferred, assigned, pledged, exchanged, hypothecated, encumbered or otherwise disposed of. Until the date on which the Grantee receives a distribution of Common Stock in respect of any vested Performance Shares, the Performance Shares will be evidenced by credit to a book entry account (“Account”) maintained by the Company for the Grantee’s benefit. Upon the occurrence of an event set forth in Section 15(b) of the Plan, the number of Performance Shares credited to the Account shall, as determined by the Committee, be equitably and appropriately adjusted as provided in that Section.

5.	No Shareholder Rights

The Grantee shall not have any rights of a shareholder of the Company with respect to the Performance Shares, including voting and the right to receive dividends. In the event of a Special Dividend, the Committee shall either (i) adjust (increase) the number of Performance Shares credited to the Grantee’s Account pursuant to Section 15 of the Plan as the Board deems necessary to preserve the value of the Performance Share Award or (ii) credit the Grantee’s Account with a dollar amount (the “Special Dividend Amount”) equal to the cash distribution that would have been paid to the Grantee if the Grantee owned that number of shares of Common Stock equal to the number of Performance Shares credited to the Account. For purposes of this Section, “Special Dividend” means (i) a cash distribution with respect to a share of Common Stock such that the aggregate of all such distributions (A) when combined with any other cash distributions to shareholders previously made during the fiscal year exceeds the adjusted net income of the Company and its Subsidiaries for the preceding fiscal year or (B) when combined with any other cash distributions to shareholders previously made during the fiscal year or during the three prior fiscal years exceeds the adjusted net income of the Company and its Subsidiaries for the four preceding years, or (ii) a non-cash distribution the value of which when combined with the value of any other non-cash distribution to shareholders previously made during the fiscal year exceeds 10% of the value of the total assets of the Company and its Subsidiaries. The definition of “Special Dividend” shall be applied in accordance with the regulations and guidance under PBGC Regulation § 4043.31(a). For purposes of this Agreement (other than Section 1 or as specifically provided to the contrary herein), all references to Performance Shares shall be deemed to include the Special Dividend Amount.

6.	Vesting

Unless vested on an earlier date as provided in Section 7 hereof, the Performance Share Award will vest as of the date the Committee notifies the Grantee of the number of Performance Shares that will be delivered to the Grantee as described in Section 8, provided that the Grantee has been continuously employed by the Company from the Grant Date through such date.

7.	Forfeiture; Change in Control

(a)

Forfeiture of Performance Shares. If the Grantee’s employment is terminated prior to the date the Performance Shares vest pursuant to Section 6, the Performance Shares shall be forfeited immediately, except as provided in this section. In the event of the Grantee’s death or Disability while employed by the Company and after at least 50% of the Performance Period has elapsed, the Performance Shares that will become vested shall be equal to (i) the target number of Performance Shares times (ii) a fraction, the numerator of which is the number of whole months elapsed from the beginning of the Performance Period to the date of the Grantee’s death or Disability, and the denominator of which is the number of months in the Performance Period. For purposes of this Agreement “Disability” shall mean the Grantee’s becoming disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), or as otherwise determined by the Committee in its discretion. The Committee may require such proof of Disability as the Committee in its sole and absolute discretion deems appropriate and the Committee’s determination as to whether the Grantee is Disabled shall be final and binding.

(b)	Change in Control. Notwithstanding the provisions of Section 6 hereof, in the event of a Change in Control that occurs on or before December 31, 2010, the Performance Shares that will become vested, provided the Grantee is employed by the Company on the date of the occurrence of the Change in Control, will be equal to (i) the target number of Performance Shares times (ii) a fraction, the numerator of which is the number of whole months elapsed from the beginning of the Performance Period to the date of the Change in Control, and the denominator of which is the number of months in the Performance Period. In the event of a Change in Control after December 31, 2010, the number of Performance Shares that will become vested, provided the Grantee is employed by the Company on the date of the occurrence of the Change in Control, will be equal to (i) the number of Performance Shares determined pursuant to Exhibit A based on the extent to which the Performance Goal has been achieved as of December 31 of the calendar year prior to the date of the occurrence of the Change in Control times (ii) a fraction, the numerator of which is the number of whole months elapsed from the beginning of the Performance Period to the date of the Change in Control, and the denominator of which is the number of months in the Performance Period.

(c)

Change in Control Definition. For purposes of this Section “Change in Control” shall mean the date of the first to occur of any of the following: (i) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) or group of persons acting together (within the meaning of Section 13(d)(3) of the Exchange Act) becomes the direct or indirect beneficial owner of 50% or more of the Company’s voting stock; (ii) during any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director (provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director); (iii) the consummation of the merger, consolidation, or other reorganization of the Company with or into one or more entities, as a result of which outstanding securities with less than 50% of the voting power of the surviving or resulting entity (or, if applicable, the ultimate parent company that owns directly or indirectly all of the voting securities of the surviving or resulting entity) are owned by stockholders of the Company immediately prior to such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting power of the Company’s outstanding securities immediately prior to such transaction; or (iv) the sale of the Company’s assets having a total gross fair market value of at least 50% of all of the Company’s assets immediately before such sale.

(d)	Other Agreement or Plan. The provisions of this Section shall be superseded by the specific provisions, if any, of a written employment or severance agreement between the Grantee and the Company or a severance plan of the Company covering the Grantee.

8.	Settlement of Performance Shares

(a)	After the end of the Performance Period, the Committee shall determine the extent to which the Performance Goal has been achieved. Upon completing its determination of the level at which the Performance Goal set forth has been achieved, the Committee will notify the Grantee of the number of Performance Shares under this Performance Share Award that will be issued to the Grantee. Payment of Performance Shares shall be made in the form of Common Stock (except that payment with respect to the Special Dividend Amount shall be paid in cash) as soon as practicable, but in no case later than the March 15th following the year in which vesting occurs (the “Payment Date”). The Grantee must be employed with the Company on the Payment Date to receive payment of this Performance Share Award.

(b)	Notwithstanding Section 8(a) hereof, if the Grantee vests in Performance Shares pursuant to Section 7(b), the specified number of Performance Shares shall be paid to the Grantee no later than the date that is 30 days after the date of accelerated vesting pursuant to Section 7(b).

9.	Tax Withholding

At the time of vesting of Performance Shares or the delivery of shares of Common Stock attributable to Performance Shares (or the delivery of cash attributable to the Special Dividend Amount), the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the vesting of such Performance Shares or the delivery of such shares of Common Stock attributable to Performance Shares (and cash attributable to the Special Dividend Amount)shall be remitted to the Company or provisions to pay such withholding requirements shall have been made to the satisfaction of the Committee. At the discretion of the Company, the applicable taxes may be withheld in kind from the shares of Common Stock otherwise deliverable to the Grantee on the payment of the Performance Shares. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Agreement.

10.	Beneficiary

The Grantee may designate a beneficiary to receive the Performance Shares that become vested due to the Grantee’s death, and the Grantee may change the beneficiary designation from time to time. Beneficiary designations must be duly executed using the proper form designated by the Committee and timely filed with the Company’s General Counsel. If the Grantee fails to designate a beneficiary, any Performance Shares that become vested due to the Grantee’s death will be transferred to the executor or administrator of the Grantee’s estate.

11.	Clawback

If the Company’s consolidated financial statements for any of the years during which the Performance Shares are unvested are required to be restated and the Committee determines that any fraud, negligence or intentional misconduct by the Grantee was a significant contributing factor to such restatement, then the Committee may take such action as it deems necessary to remedy the misconduct, which remedies may include the cancellation of Performance Shares and repayment (in cash or by transfer of Common Stock) of any Common Stock (or cash) previously delivered in settlement of the Performance Shares, without regard to any income taxes payable by the Grantee with respect to the settlement of the Performance Shares. The Committee shall have absolute discretion to make determinations under this Section, and its determination shall be final, conclusive and binding.

12.	Forfeiture for Detrimental Activity

In the event that the Grantee engages in any of the detrimental activities set forth on Exhibit B then (i) the Performance Shares shall be forfeited effective as of the date on which the Grantee enters into such activity, and (ii) the Grantee shall within ten (10) days after written notice from the Company return to the Company any Common Stock (or cash) paid by the Company to the Grantee with respect to the Performance Shares granted hereunder and, if the Grantee has previously sold all or a portion of the Common Stock paid to the Grantee by the Company, the Grantee shall pay the proceeds of such sale to the Company.

13.	Code Section 409A Compliance

It is intended that this Performance Share Award not be subject to the requirements of Section 409A of the Code pursuant to the short-term deferral exception in Treasury Regulation § 1.409A-1(b)(4), and this Performance Share Award shall be interpreted and administered accordingly.

14.	Notices

All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by mailing by registered or certified mail, postage prepaid, to the other party. Notice by mail shall be deemed delivered at the time and on the date the same is postmarked.

Notices to the Company should be addressed to:

TPC Group Inc.

5151 San Felipe, Suite 800

Houston, Texas 77056

Attention: General Counsel

Notices to the Grantee should be addressed to the Grantee at the Grantee’s address as it appears on the Company’s records. The Company or the Grantee may by writing to the other party, designate a different address for notices.

If the receiving party consents in advance, notices may be transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Such notices shall be deemed delivered when received.

15.	Headings

The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16.	Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Grantee and the successors and assigns of the Company.

17.	Governing Law

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, other than its conflict of laws principles.

18.	Agreement Not a Contract

This Agreement (and the grant of Performance Shares) is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on Grantee’s part to continue as an employee, or of the Company to continue Grantee’s service as an employee.

19.	Entire Agreement; Modification

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be modified except as provided in the Plan or in a written document executed by both parties.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Grantee, effective as of the date on the first page of this Agreement.

TPC GROUP INC.

By:		By:
	Grantee	Title:

Date

Exhibit A

Performance Goal

1.	Performance Goal. The Performance Goal with respect to the January 1, 2010 through December 31, 2012 Performance Period is Return on Invested Capital for calendar years 2010, 2011 and 2012 as compared to the Company’s Weighted Average Cost of Capital averaged for calendar years 2010, 2011 and 2012 as determined using the Company’s audited financials for such calendar years. “Return on Invested Capital” or “ROIC” for each calendar year will be calculated by the Company as follows:

[(Earnings Before Interest and Taxes)*(1-Marginal Tax Rate)] divided by [Shareholders’ Equity + (Long Term Debt - Cash)]

The Company’s “Weighted Average Cost of Capital” for each calendar year will be calculated by the Company as follows:

[(Cost of Debt * (1- Marginal Tax Rate) * (Net Debt / Invested Capital)] plus [Cost of Equity * (Shareholders’ Equity / Invested Capital)] minus [Risk Free Rate * (Cash / Invested Capital)]

Where,

Cost of Debt = Risk Free Rate + Average Margin on Total Debt

Cost of Equity = Risk Free Rate + 9%

Invested Capital = Net Debt + Shareholders’ Equity

Risk Free Rate = 10-year Swap Rate for US Dollars

Net Debt = Total Debt - Cash

2.	Calculation of Performance Shares Earned. Based on the level of achievement of ROIC, the following chart indicates the percentage of the target Performance Shares specified in the Performance Share Award which will become vested:

	Threshold Performance	Target Performance	Maximum Performance
ROIC	Three-Year Average Weighted Average Cost of Capital	Three-Year Average Weighted Average Cost of Capital + 1%	Three-Year Average Weighted Average Cost of Capital + 2%
Percentage of Target Performance Shares Becoming Vested	50%	100%	200%

The percentage of target Performance Shares becoming vested between Threshold Performance and Target Performance, or between Target Performance and Maximum Performance, shall be determined by linear interpolation between the values listed in the chart above. For purposes of clarity, if the Threshold Performance condition is not satisfied, the percentage of target Performance Shares becoming vested shall be 0%.

Exhibit B

Detrimental Activities

I.	Confidential Information. Grantee at all times, both during and after Grantee’s employment with the Company, shall hold in the strictest confidence, and not to use (except for the benefit of the Company at the Company’s direction) or disclose (without the written authorization of an officer of the Company), regardless of when disclosed to Grantee, any and all technical data, trade secrets, know-how or other confidential or proprietary information of the Company, including without limitation any and all information related to the products, product plans, technologies, inventions, mask works, ideas, processes, formulas, source and object codes, computer programs, data bases, other works of authorship, improvements, discoveries, developments, designs and techniques, research, developmental or experimental work, customer and business partner lists, employee lists, business plans, sales or marketing plans or results, markets, prices and costs, financial information, or other subject matter pertaining to any business of the Company or any of its licensors, customers, business partners, consultants or customers (collectively, “Confidential Information”). Confidential Information further includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known (or known as a result of a wrongful act of Grantee or of others who were under confidentiality obligations as to the item or items involved) by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

II.	Non-Solicitation of Employees. During Grantee’s employment and ending on the expiration of one (1) year following the termination of Grantee’s employment with the Company for any reason Grantee shall not either directly or indirectly solicit, induce, recruit, encourage or otherwise endeavor to cause or attempt to cause any employee or consultant of the Company, who was employed or provided services to the Company for six months prior to the termination of Grantee’s employment, to terminate their relationship with the Company.

III.	Non-Solicitation of Customers. During Grantee’s employment and ending on the expiration of one (1) year following the termination of Grantee’s employment with the Company for any reason Grantee shall not either directly or indirectly solicit, induce, recruit, encourage or otherwise endeavor to cause or attempt to cause any past, current or prospective customer of the Company, to cease doing business in whole or in part with the Company or to change or alter in any adverse way the business relationship such customer has with the Company.

IV.

Non-Competition. During Grantee’s employment and ending on the expiration of one (1) year following the termination of Grantee’s employment with the Company for any reason, the Grantee shall not directly or indirectly own any interest in, manage, control, participate in, be employed by, consult with, render services for, or in any manner engage in any Competing Business within any geographical area in which the Company or any of its controlled affiliates engage or have active plans at the Grantee’s termination date to engage in such businesses. The Grantee acknowledges and agrees that this restriction is without specific geographic limitation inasmuch as the Company and its affiliates conduct business on a nationwide and international basis, that its sales and marketing prospects are for continued expansion both nationally and internationally, that access to the Company’s Confidential Information would provide any national or international competitor with an unfair competitive advantage, and that, therefore, the restrictions set forth in this section are reasonable and properly required for the adequate protection of the legitimate interests of the Company. Nothing herein shall prohibit the Grantee from owning beneficially not more than 2% of any class of outstanding equity securities or other comparable interests of any issuer that is publicly traded, so long as the Grantee has no active participation in the business of such issuer. For purposes hereof, the term “Competing Business” means any business that is engaged in the production or sale of products that compete with the products produced, distributed or sold by the Company or its controlled affiliates (or are in the process of being actively developed by such entities) as of Grantee’s termination date. This restriction shall not prevent the Grantee from working for a subsidiary, division, venture or other business or functional service unit (collectively a “Unit”) of a Competing Business so long as (i) such Unit is not itself a Competing Business, (ii) the Grantee does not manage or participate in business activities or projects of any Unit that is a Competing Business, and (iii) the Grantee otherwise strictly complies with the restrictive covenants contained in this Exhibit.

V.	Non-Disparagement. Grantee at all times, both during and after Grantee’s employment with the Company, shall not make any statement disparaging the Company, any officer, director, employee or other service provider for the Company, or any product or service offered by the Company.